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EXHIBIT 99.1

                 MIRACOR DIAGNOSTICS REPORTS 1ST QUARTER RESULTS

SAN DIEGO--May 13, 2003--Miracor Diagnostics, Inc. (OTCBB: MRDG) today reported net revenue was $4,306,470 for the three months ended March 31, 2003, an 85% increase compared to net revenue of $2,731,651 for the same period in 2002. Net loss was $471,781 ($0.03 per share) compared to net income of $128,240 ($0.01 per share) in 2002.

"We anticipated a drop-off in earnings while integrating the five centers we acquired in December," stated M. Lee Hulsebus, Miracor's CEO. "However, that coupled with decreased scan volume in our pre-existing centers exacerbated the net loss. While disappointing results were commonplace in the industry during this challenging economic climate, we have confidence in our growth strategy and expect 2003 to be a year of continued forward momentum."

                                  Miracor Diagnostics Inc. and Subsidiaries
                                   Consolidated Statements of Operations
                                               (unaudited)

                                      Three Months Ended March 31,
                                        2003                 2002
                                    ------------         ------------
Net revenues                        $ 4,306,470          $ 2,731,651


Net income (loss)                   $  (471,781)         $   128,240

Earnings (loss) per share:
Basic and diluted income
(loss) per common share             $     (0.03)         $      0.01

ABOUT THE COMPANY
Miracor Diagnostics, Inc. is focused on the acquisition, development and operation of diagnostic imaging centers. The company operates fourteen diagnostic imaging centers in California, Florida, Illinois, Ohio and Oregon. For more information, visit www.miracor.net.

MIRACOR DIAGNOSTICS IMAGING CENTERS
-----------------------------------

CALIFORNIA        FLORIDA            ILLINOIS         OHIO             OREGON
Laguna Niguel     Jacksonville (2)   Carol Stream     Perrysburg       Coos Bay
Long Beach (2)    Kissimmee          Oak Brook        Sylvania
Newport Beach     Orlando            Woodridge

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE ARE BASED UPON VARIOUS ASSUMPTIONS, AND CERTAIN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE THOSE MATTERS DISCLOSED IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION (SEC). MIRACOR DIAGNOSTICS INC. ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

CONTACT:
MIRACOR DIAGNOSTICS, INC. (858) 455-7127
    M. LEE HULSEBUS, CHAIRMAN AND CEO, EXT. 3008
    ROSS SEIBERT, CFO, EXT. 3006